Exhibit 10.1

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2017, (this “Agreement”), is entered into by and between Lough Ree Technologies Limited, an Irish private limited company (the “Buyer”) and [●], a [●], as Rights Agent.

RECITALS

WHEREAS, Gurnet Point L.P., a Delaware limited partnership, the Buyer and Innocoll Holdings plc, an Irish public limited company (the “Company”), have entered into the Transaction Agreement, dated as of April 4, 2017 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Transaction Agreement”), relating to a recommended offer to be made by the Buyer for the entire issued and to be issued ordinary share capital of the Company to be implemented by means of a scheme of arrangement under Irish law (the “Acquisition”);

WHEREAS, pursuant to the Acquisition, in accordance with the terms and conditions thereof, the consideration to be paid for the Innocoll Shares (as defined in the Scheme Document) includes CVRs (as defined herein);

WHEREAS, if Completion (as defined in the Transaction Agreement) occurs, then on the Effective Date (as defined in the Transaction Agreement) each [Innocoll Shareholder] (as defined in the Scheme Document) will be entitled to receive one CVR for each Innocoll Share; and

WHEREAS, pursuant to the Acquisition, the maximum potential amount payable per CVR (as defined herein) is $4.90 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Buyer and Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1           Definitions. All capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to them in the Transaction Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Affiliate End User” has the meaning set forth in the definition of Net Sales.

“Assignee” has the meaning set forth in Section 7.3.

“Board of Directors” means the board of directors of the Buyer.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of the Buyer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Dublin, Ireland or New York, New York are authorized or obligated by Law or executive order to remain closed.

“Calendar Quarter” means the three month period ending on any of March 31, June 30, September 30 or December 31 of a given calendar year.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the terms of this Agreement, collectively the “CVRs” and each a “CVR”.

“CVR Payment” means any of the First CVR Payment, Second CVR Payment, Third CVR Payment 2019, Third CVR Payment 2020, Fourth CVR Payment 2019 or Fourth CVR Payment 2020 and “CVR Payments” shall mean all of the CVR Payments together.

“CVR Payment Amount” means, in respect of a CVR Payment, for a given Holder, the product of (a) the CVR Payment in respect of such CVR Payment Event and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable CVR Payment Event Notice.

“CVR Payment Date” means, (a) in the case of the First CVR Payment Event, the Second CVR Payment Event or the Third CVR Payment Event, the date that is ninety (90) days following the achievement of such CVR Payment Event, (b) in the case of the Fourth CVR Payment Event 2019, March 31, 2020 and (c) in the case of the Fourth CVR Payment Event 2020, June 30, 2020.

“CVR Payment Event” means any of the First CVR Payment Event, Second CVR Payment Event, Third CVR Payment Event or Fourth CVR Payment Event.

“CVR Payment Event Notice” has the meaning set forth in Section 2.4(a).

“CVR Register” has the meaning set forth in Section 2.3(b).

“Default Interest Rate” means a rate equal to the sum of four percent (4%) plus the “prime rate” of interest quoted in the Money Rates section of The Wall Street Journal (New York Edition) or similar reputable data source, calculated daily on the basis of a three hundred sixty five (365) day year.

“Delaware Courts” has the meaning set forth in Section 7.5(b).

“Diligent Efforts” means, with respect to the Product, the efforts that a Person within the pharmaceutical industry of comparable size to the Company and its subsidiaries and reasonably capitalized for an early stage pharmaceutical product development company, would devote to a product, that is of similar market potential at a similar stage in its development or product life and using such effort and employing such resources in the exercise of its reasonable business discretion relating to the research, development or commercialization of such product, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the regulatory structure involved, and the profitability of the applicable product (including pricing and reimbursement status achieved), and other relevant factors, including technical, commercial, legal, scientific, and/or medical factors; provided that the cost of potential CVR Payments hereunder shall be ignored in the Buyer’s analysis. Subject to the foregoing, “Diligent Efforts” shall include, but shall not be limited to, the following: (a) refraining from entering into agreements with employees of the Company that would be contradictory to the achievement of, or would otherwise disincentivize such employees from seeking to achieve, any of the CVR Payment Events, (b) initiating and completing FDA-mandated post-marketing approval commitments; (c) seeking pricing approvals and/or minimally restrictive payer coverage decisions; and (d) setting a commercial price for the Product that is consistent with the profile of the Product. For clarity, “Diligent Efforts” will not mean that the Buyer guarantees that it will actually accomplish any CVR Payment Event, nor that it will accomplish the applicable CVR Payment Event by a specific date.

“DTC” means The Depository Trust Company or any successor thereto.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Expanded Soft Tissue” means Soft Tissue that is not limited to Hernia.

“Failed Fourth CVR Payment” has the meaning set forth in Section 4.4(b).

“FDA” means the United States Food and Drug Administration, or any successor agency.

“Finance Contract” has the meaning set forth in Section 4.8.

“First CVR Payment” means $0.70 per CVR.

“First CVR Payment Event” means the FDA’s approval, on or prior to December 31, 2018, of the Product with a label covering indications for the treatment of postsurgical pain following open abdominal Hernia repair.

“Fourth CVR Payment 2019” means $1.87 per CVR.

“Fourth CVR Payment 2020” means $1.00 per CVR; provided that in no event shall the Fourth CVR Payment 2020 become payable if the Fourth CVR Payment 2019 has been paid by the Buyer.

“Fourth CVR Payment Event” means the first achievement in any Fourth CVR Payment Event Measurement Period of worldwide Net Sales of the Product, exceeding $60,000,000.

“Fourth CVR Payment Event Measurement Period” means the Fourth CVR Payment Event Measurement Period 2019 or the Fourth CVR Payment Event Measurement Period 2020, as applicable.

“Fourth CVR Payment Event Measurement Period 2019” means any four (4) consecutive Calendar Quarters ending on or prior to December 31, 2019.

“Fourth CVR Payment Event Measurement Period 2020” means any four (4) consecutive Calendar Quarters ending on or prior to March 31, 2020.

“Fourth CVR Payment Event 2019” means the achievement of the Fourth CVR Payment Event on or prior to December 31, 2019.

“Fourth CVR Payment Event 2020” means the achievement of the Fourth CVR Payment Event after December 31, 2019 but on or prior to March 31, 2020; provided that in no event shall the Fourth CVR Payment Event 2020 occur if the Fourth CVR Payment Event 2019 has occurred.

“Hard Tissue” means mineralized tissue, including but not limited to orthopedic tissue, with a firm consistency such as bone.

“Hernia” means the indication for which the patient population for the two Phase III registration trials conducted by the Company were treated.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” has the meaning set forth in Section 4.4(a).

“Independent Accountant Report” has the meaning set forth in Section 4.4(b).

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Relevant Authority.

“Net Sales” means the gross amount received by the relevant Selling Entity for the Product sold to third parties other than any other Selling Entity, less the Permitted Deductions, all as determined in accordance with the Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with generally accepted accounting principles, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts. In the case of any sale of the Product between or among Selling Entities for resale, Net Sales will be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party. For the avoidance of doubt, in the case of any sale of the Product between or among Selling Entities where a Selling Entity is an end-user of (in such capacity, an “Affiliate End User”), and does not further sell, the Product, Net Sales will be calculated on the value charged or invoiced to such Affiliate End User; provided that use of the Product for clinical testing in which the cost of the Product is not reimbursed shall not make a Selling Entity or licensee an Affiliate End User. If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer of such Product and the applicable Selling Entity (other than with respect to Product supplied expressly for sampling purposes), then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been received had the transaction been conducted at arm’s length and for cash. Such amount that would have been received shall be determined, wherever possible, by reference to the average selling price of such Product in arm’s length transactions in the relevant jurisdiction. Notwithstanding the foregoing, the following shall not be included in Net Sales: (i) Product provided for administration to patients enrolled in clinical trials or for other research purposes, or (ii) commercially reasonable quantities of Product used as samples to promote additional sales.

“Officer’s Certificate” means a certificate signed by an authorized officer of the Buyer, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Outstanding” when used with respect to CVRs means, as of the date of determination, all CVRs theretofore authenticated and delivered under this Agreement, except CVRs theretofore cancelled by the Rights Agent or delivered to the Rights Agent for cancellation; provided, however, that in determining whether the Holders of the requisite Outstanding CVRs have given any request, demand, direction, consent or waiver hereunder, CVRs owned by the Buyer or any Affiliate of the Buyer, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding.

“Permitted Deductions” means, to the extent not already excluded from Net Sales:

(1)	normal and customary trade, quantity and prompt settlement discounts;

(2)	amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods;

(3)	normal and customary chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Relevant Authorities;

(4)	normal and customary rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other understandings and arrangements;

(5)	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income);

(6)	any government mandated manufacturing tax, including the brand manufacturer’s tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-149);

(7)	reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Selling Entity in a fiscal period);

(8)	discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(9)	normal and customary distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Selling Entities; and

(10)	a reasonable allowance for transportation, freight, postage, importation, shipping insurance and other handling expenses.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (10) above, such item may not be deducted more than once.

“Permitted Transfer” means: a transfer of CVRs (a) upon the death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) to the Buyer as provided in Section 2.6.

“Person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof.

“Product” means the product originally submitted by the Company to the FDA under a New Drug Application dated October 31, 2016 having New Drug Application number 209511.

“Regulatory Approval” means all approvals from the FDA or other U.S. regulatory authority necessary for the commercial manufacture, marketing and sale of a product in the United States in accordance with applicable Law.

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court and the SEC;

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Scheme Document” has the meaning given to that term in the Transaction Agreement.

“Second CVR Payment” means $1.33 per CVR.

“Second CVR Payment Event” means the FDA’s approval, on or prior to December 31, 2018, of the Product with a label covering indications for the treatment of postsurgical pain immediately following Expanded Soft Tissue repair. For the avoidance of any doubt if the FDA approves the Product with a label covering indications for the treatment of postsurgical pain following both (x) open abdominal Hernia repair and (y) Expanded Soft Tissue repair on or prior to December 31, 2018, both the First CVR Payment Event and the Second CVR Payment Event shall have occurred.

“Selling Entity” means the Buyer, the Company, any Assignee and each of their respective Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product, and any direct or indirect transferee, successor or assignee (including through any change of control) of the rights to sell the Product of any of the foregoing (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise an Assignee, licensee or sublicensee with respect to development or commercialization rights as to the Product or transferee, successor or assignee of the rights to sell the Product).

“Soft Tissue” means body tissue that is not hardened or calcified, such as tendon, muscle, skin, fat, and fascia, that connects, supports or surrounds bone and internal organs, and shall include abdominal and visceral tissue and excludes Hard Tissue.

“Tax” shall mean all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Relevant Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Third CVR Payment 2019” means $1.00 per CVR if the Third CVR Payment Event 2019 occurs.

“Third CVR Payment 2020” means $0.60 per CVR if the Third CVR Payment Event 2020 occurs; provided that in no event shall the Third CVR Payment 2020 become payable if the Third CVR Payment 2019 has been paid by the Buyer.

“Third CVR Payment Event” means the FDA’s approval of the Product with a label covering indications for the treatment of postsurgical pain immediately following Hard Tissue repair.

“Third CVR Payment Event 2019” means the achievement of the Third CVR Payment Event on or prior to December 31, 2019.

“Third CVR Payment Event 2020” means the achievement of the Third CVR Payment Event after December 31, 2019, but on or prior to June 30, 2020.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.

Section 1.2           Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1           CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The CVRs shall be issued pursuant to the Acquisition at the time and in the manner set forth in the Scheme Document.

Section 2.2           Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs have not been registered under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and will not be listed for trading on any securities exchange.

Section 2.3           No Certificate; Registration; Registration of Transfer; Change of Address.

(a)          The CVRs will not be evidenced by a certificate or other instrument.

(b)          The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the Innocoll Shares held by DTC on behalf of the street holders of the Innocoll Shares held by such holders as of immediately prior to the [Voting Record Time (as defined in the Scheme Document)]. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of the Innocoll Shares by sending a lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)          Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Buyer and Rights Agent may require payment, from such transferee, of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Buyer and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)          A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4           Payment Procedures; Notices.

(a)          If a CVR Payment Event is attained, then, on or prior to the CVR Payment Date, the Buyer shall deliver to the Rights Agent (i) written notice indicating that a CVR Payment Event has been achieved and specifying such CVR Payment Event (a “CVR Payment Event Notice”), (ii) an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the applicable CVR Payment Event and (iii) the payment required by Section 4.2.

(b)          The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of a CVR Payment Event Notice, send each Holder at its registered address a copy of such CVR Payment Event Notice and pay the applicable CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the CVR Payment Event Notice.

(c)          Except to the extent any portion of a CVR Payment is required to be treated as imputed interest pursuant to applicable Law, the parties hereto intend to treat CVR Payments for all Tax purposes as additional consideration for the Innocoll Shares and Innocoll Share Awards (as defined in the Transaction Agreement) pursuant to the Scheme Document. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of applicable Law), the Buyer or its Affiliate shall (or shall cause the Rights Agent to) determine the portion of any CVR Payment required to be treated as interest pursuant to Section 483 of the Code and the Treasury Regulations promulgated thereunder (or any comparable provision of applicable Law). The Buyer shall report imputed interest on the CVRs as required by applicable Law.

(d)          The Buyer or its Affiliate shall (or shall cause the Rights Agent to) deduct and withhold from any CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by the Buyer. Any such withholding may be made, or caused to be made, at the request of the Buyer or its Affiliate, through making payments with respect to Holders who received CVRs in consideration of Innocoll Share Awards through the Company’s or any of its Affiliates’ payroll system or any successor payroll system. Prior to making any CVR Payment, the Buyer or its Affiliate shall (or shall cause the Rights Agent to) solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to mitigate or reduce such withholding, and such CVR Payment may be reasonably delayed in order to gather such necessary Tax forms. The Buyer, its Affiliates and the Rights Agent may assume all such forms in their possession or provided by any Holder are valid under applicable Law until subsequently notified by such Holder. The Buyer or its Affiliate shall (or shall cause the Rights Agent to) take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Relevant Authority. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Relevant Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made, and as required by applicable Law, the Buyer or its Affiliate shall (or shall cause the Rights Agent to) deliver to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable evidence of such withholding.

(e)          Any portion of any CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the CVR Payment Event Notice will be delivered by the Rights Agent to the Buyer, upon demand, and any Holder will thereafter look only to the Buyer for payment of such CVR Payment Amount, without interest, but such Holder will have no greater rights against the Buyer than those accorded to general unsecured creditors of the Buyer under applicable Law.

(f)          Neither the Buyer nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite the Buyer’s and/or the Rights Agent’s commercially reasonable efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Relevant Authority), any such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of the Buyer, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, the Buyer agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Buyer.

Section 2.5           No Voting, Dividends or Interest; No Equity or Ownership Interest in the Buyer.

(a)          The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)          The CVRs will not represent any equity or ownership interest in the Buyer, the Company, any constituent company to the Acquisition or any of their respective Affiliates.

Section 2.6           Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Buyer without consideration therefor. Nothing in this Agreement shall prohibit the Buyer or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Buyer or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1           Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith, fraud or gross negligence.

Section 3.2           Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)          the Rights Agent may rely and will be protected and held harmless by the Buyer in acting or refraining from acting upon any resolution, certificate, statement, instrument,

opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)          whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct on its part, incur no liability and be held harmless by the Buyer for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)          the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Buyer in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)          the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)          the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)           the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Buyer with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Buyer only;

(g)          the Rights Agent will have no liability and shall be held harmless by the Buyer in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Buyer); nor shall it be responsible for any breach by the Buyer of any covenant or condition contained in this Agreement;

(h)          the Buyer agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)           the Buyer agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Buyer on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The

Rights Agent will also be entitled to reimbursement from the Buyer for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration and enforcement by the Rights Agent of its duties hereunder;

(j)           No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(k)          No Holder shall be obliged to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from a CVR Payment Amount in any circumstance except as provided in Section 2.4(d).

Section 3.3           Resignation and Removal; Appointment of Successor.

(a)          The Rights Agent may resign at any time by giving written notice thereof to the Buyer specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Buyer has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Buyer to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)          If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the Buyer, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)          The Buyer will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If the Buyer fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of the Buyer.

Section 3.4           Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to the Buyer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Buyer or the successor Rights Agent, the retiring Rights

Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1           List of Holders. The Buyer will furnish or cause to be furnished to the Rights Agent in such form as the Buyer receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within seven (7) calendar days of the Effective Date. The Rights Agent will reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register to the Buyer promptly thereafter and, in any event, within five (5) calendar days of the receipt of such names and addresses from the Buyer or the Company’s transfer agent, as the case may be.

Section 4.2           Payment of CVR Payment Amounts. If a CVR Payment Event has occurred, the Buyer will, within ten (10) Business Days following the delivery of the applicable CVR Payment Event Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder. For the avoidance of doubt, the CVR Payment Amount shall only be paid in respect of a given CVR Payment Event, if at all, one time under this Agreement.

Section 4.3           Books and Records. The Buyer shall, and shall cause its Affiliates to, keep, true, complete and accurate records in sufficient detail to enable the amounts payable under this Agreement for a period of two (2) years following the end of the Fourth CVR Payment Event Measurement Period 2020.

Section 4.4           Audits.

(a)          Upon the written request of the Acting Holders and no more than once during any calendar year, and upon thirty (30) days’ prior written notice, the Company shall provide an independent certified public accounting firm of nationally recognized standing selected jointly by the Acting Holders and the Buyer (the “Independent Accountant”) with access during normal business hours to such of the records of the Buyer as may be reasonably necessary to verify the accuracy of the Buyer calculation of Net Sales and the figures underlying the calculations set forth therein for any period within the preceding three (3) years that has not previously been audited in accordance with this Section 4.4. The Buyer shall pay for the fees charged by the Independent Accountant in the event that the Independent Accountant determines that the amount of Net Sales calculated by the Buyer is more than five percent (5%) below the actual amount of Net Sales calculated in accordance with the manner in which “Net Sales” is defined pursuant to this Agreement; provided, however, that the Acting Holders shall pay for the fees charged by such Independent Accountant in the event that the Independent Accountant determines that the amount of Net Sales calculated by the Buyer is equal to or less than five percent (5%) below the actual amount of Net Sales calculated in accordance with the manner in which “Net Sales” is defined pursuant to this Agreement, which amount the Buyer may deduct from any future CVR Payments payable pursuant to this Agreement as its sole recourse for obtaining reimbursement for this fee. This covenant shall survive the termination of this

Agreement for a period of two (2) years; provided that the Holders shall only be entitled to one audit following termination of this Agreement.

(b)          If the Independent Accountant concludes that the Buyer did not properly calculate Net Sales and as a result the Holders were entitled to receive either the Fourth CVR Payment 2019 or Fourth CVR Payment 2020 (the “Failed Fourth CVR Payment”), the Buyer shall pay the Failed Fourth CVR Payment, within three (3) months of the date the Acting Holders deliver to the Buyer the Independent Accountant’s written report (the “Independent Accountant Report”); provided that the respective amount due under the Failed Fourth CVR Payment shall bear interest at the Default Interest Rate beginning from thirty (30) days after the date the Acting Holders deliver to the Buyer the Independent Accountant Report until payment is made to the Rights Agent. The decision of such Independent Accountant shall be final, conclusive and binding on the Buyer and the Holders, shall be non-appealable and shall not be subject to further review.

(c)          Each Person seeking to receive information from the Buyer in connection with a review or audit shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Buyer obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement.

(d)          The Buyer shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than the Buyer or its Affiliates) with respect to any Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 4.4 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 4.4; provided, that the Buyer and its Affiliates may redact documents and information not relevant for such evaluation pursuant to this Section 4.4. The Parties agree that, if the Buyer or its Affiliates have exercised audit rights under any license or distribution agreement prior to the Acting Holders’ request for an audit under this Section 4.4 and under such license or distribution agreement the Buyer and its Affiliates cannot request another audit, the results of the Buyer’s prior audit of such licensee or distributor will be used for purposes of the audit requested by the Acting Holders under this Section 4.4 and that the Buyer shall not have any further obligation to provide access to an Independent Accountant with respect to such licensee until such time as the Buyer may again exercise its rights of audit under the license agreement with such licensee.

Section 4.5           Product Transfer. Subject to Section 7.3 of this Agreement, so long as the CVRs remain Outstanding, the Buyer and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sell, transfer, convey or otherwise dispose of their respective rights in and to the Product to a third party (other than the Buyer or its Affiliates), unless at all times after any such sale, transfer, conveyance or other disposition, the gross amounts invoiced for the Product by the applicable transferee will be reflected in Net Sales in accordance with the terms hereunder as if such transferee was the Buyer, and the contract for such sale, transfer, conveyance or other disposition (which the Buyer shall take all reasonable actions necessary to enforce in all material respects) shall provide for such treatment and shall require the transferee to comply with the covenants in this Section 4.5 and Sections 4.4, 4.6 and 4.7 hereof to the same extent as the Buyer.

Section 4.6           Regulatory based CVR Payment Events. The Buyer shall use Diligent Efforts to achieve the First CVR Payment Event and the Second CVR Payment Event on or prior to December 31, 2018, and the Buyer shall use Diligent Efforts to achieve the Third CVR Payment Event.

Section 4.7           Revenue based CVR Payment Event. The Buyer shall use Diligent Efforts to commercialize the Product in the U.S. following receipt of Regulatory Approval and to achieve the Fourth CVR Payment Event on or prior to December 31, 2019.

Section 4.8           No Conflicting Agreements. So long as any of the CVRs remain Outstanding, the Buyer shall not, and shall not permit the Company to, enter into any stockholder agreement, member agreement or similar agreement or credit, loan or similar agreement which would prohibit, materially delay or condition payment of any CVR Payment that becomes due under this Agreement or which would prohibit, materially delay or condition the transfer of funds by the Company to the Buyer (by way of dividend, loan or otherwise) to provide a payment source to fund any CVR Payment that becomes due under this Agreement; provided, that any agreement entered into by the Company prior to the Effective Date, including that certain Finance Contract, dated as of March 27, 2015, among European Investment Bank, Innocoll Pharmaceuticals Limited and Innocoll AG (as amended prior to the Effective Date, the “Finance Contract”), shall not be considered for purposes of determining the Buyer’s compliance with this Section 4.8; provided that the Finance Contract shall not be amended, revised or restated after the Effective Date in any manner that would prohibit, materially delay or condition the transfer of funds by the Company to the Buyer (by way of dividend, loan or otherwise) to provide a payment source to fund any CVR Payment that becomes due under this Agreement (other than as provided in the Finance Contract as of the Effective Date).

ARTICLE V

AMENDMENTS

Section 5.1           Amendments without Consent of Holders.

(a)          Without the consent of any Holders or the Rights Agent, the Buyer, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)          to evidence the succession of another Person to the Buyer and the assumption by any such successor of the covenants of the Buyer herein as provided in and subject to conformity with Section 7.3;

(ii)         to add to the covenants of the Buyer such further covenants, restrictions, conditions or provisions as the Buyer and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)        to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)        as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v)         to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(vi)        any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)          Without the consent of any Holders, the Buyer, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4.

(c)          Promptly after the execution by the Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Buyer will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2           Amendments with Consent of Holders.

(a)          Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the prior written consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Buyer, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders be materially adverse to the interest of the Holders.

(b)          Promptly after the execution by the Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Buyer will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3           Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Buyer stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4           Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

REMEDIES OF THE RIGHTS AGENT ON EVENT OF DEFAULT

Section 6.1           Event of Default Defined; Waiver of Default.

(a)          “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)          default in the payment of all or any part of any CVR Payment after a period of thirty (30) days after such CVR Payment shall become due and payable on a CVR Payment Date or otherwise;

(ii)         material default in the performance, or breach in any material respect, of any covenant or warranty of the Buyer in respect of the CVRs, and continuance of such default or breach for a period of ninety (90) days after there has been given, by registered or certified mail, to the Buyer by the Rights Agent or to the Buyer and the Rights Agent by the Acting Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(iii)        a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Buyer in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Buyer or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; or

(iv)        the Buyer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Buyer or for any substantial part of its property, or make any general assignment for the benefit of creditors.

(b)          If an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Rights Agent or the Rights Agent upon the written request of the Acting Holders by notice in writing to the Buyer (and to the Rights Agent if given by the Acting Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Rights Agent.

Section 6.2           Collection by the Rights Agent; Payment Obligations.

(a)          The Buyer covenants that in case default shall be made in the payment of all or any part of the CVRs when the same shall have become due and payable, whether at a CVR Payment Date or otherwise, then upon demand of the Rights Agent, the Buyer will pay to the Rights Agent for the benefit of the Holders of the CVRs the whole amount that then shall have become due and payable on all CVRs (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Rights Agent and each predecessor Rights Agent, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of its willful misconduct, bad faith, fraud or gross negligence.

(b)          The Rights Agent may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

(c)          In case the Buyer shall fail forthwith to pay such amounts upon such demand, the Rights Agent, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Buyer or other obligor upon such CVRs and collect in the manner provided by Law out of the property of the Buyer or other obligor upon such CVRs, wherever situated, the moneys adjudged or decreed to be payable.

(d)          Nothing herein contained shall be deemed to authorize the Rights Agent to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Rights Agent to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

(e)          All rights of action and of asserting claims under this Agreement, or under any of the CVRs, may be enforced by the Rights Agent without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the Rights Agent shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Rights Agent, each predecessor Rights Agent and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

(f)          In any proceedings brought by the Rights Agent (and also any proceedings involving the interpretation of any provision of this Agreement to which the Rights Agent shall be a party) the Rights Agent shall be held to represent all the Holders, and it shall not be necessary to make any Holders parties to any such proceedings.

Section 6.3           Application of Proceeds. Any monies collected by the Rights Agent pursuant to this Article in respect of any CVRs shall be applied in the following order at the date or dates fixed by the Rights Agent in connection therewith:

FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Rights Agent and each predecessor Rights Agent and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of its willful misconduct, bad faith, fraud or gross negligence, and all other amounts due to the Rights Agent or any predecessor Rights Agent;

SECOND: To the payment of the whole amount then owing and unpaid upon all the CVRs, with interest at the Default Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the CVRs, then to the payment of such amounts without preference or priority of any CVR over any other CVR, ratably to the aggregate of such amounts due and payable.

Section 6.4           Delay or Omission Not Waiver of Default. No delay or omission of the Rights Agent or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Agreement to the Rights Agent or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Rights Agent or by the Holders in accordance with the terms of this Agreement.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1           Notices to Rights Agent and the Buyer. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[●]

With a copy to:

[●]

If to the Buyer, to it at:

c/o Gurnet Point, L.P.

c/o Waypoint International GP LLC

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

United States

Attention: James Singleton

Facsimile: (617) 588-4901

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael Aiello
Facsimile: (212) 310-8007

The Rights Agent or the Buyer may specify a different address or facsimile number by giving notice in accordance with this Section 7.1.

Section 7.2           Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 7.3           Buyer Successors and Assigns. The Buyer may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the Buyer or to any purchaser or licensee of substantial rights to the Product (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees who agree to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Buyer (or the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of the Buyer hereunder, with such Assignee substituted for the Buyer under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Buyer’s successors and each Assignee, and this Agreement shall not restrict the Buyer’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate. Each of the Buyer’s successors and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Buyer. The Rights Agent may not assign this Agreement without the Buyer’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect. Notwithstanding anything to the contrary herein, so long as the CVRs remain Outstanding, the Buyer may not sell, transfer or otherwise convey the Company to an Affiliate of the Buyer (including by way of a merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company on a consolidated basis or any other transaction involving the Company in which the Buyer and its direct and indirect subsidiaries ceases to hold one hundred percent (100%) of the Company’s voting power immediately after such transaction) unless (i) such Affiliate assumes and agrees to be bound by all of Buyer’s obligations, duties and covenants under this Agreement and (ii) Buyer and such Affiliate or Affiliates who are bound by all of Buyer’s obligations, duties and covenants under this Agreement (with their direct and indirect subsidiaries) own one hundred percent (100%) of the Company’s voting power immediately after such transaction.

Section 7.4           Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Buyer, the Buyer’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and the Buyer, which notice, if given, shall be irrevocable.

Section 7.5           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)          Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

(c)          EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.5(c).

Section 7.6           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 7.7           Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 7.8           Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Buyer to the Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by the Buyer and the Acting Holders and (c) March 31, 2020, with respect to the Buyer’s obligation to pay the Fourth CVR Payment Event 2020 if not then achieved.

Section 7.9           Entire Agreement. This Agreement and the Scheme Document (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 7.10         Legal Holiday. In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LOUGH REE TECHNOLOGIES LIMITED

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title: